EXHIBIT 99.1

News Release                                                              [LOGO]
--------------------------------------------------------------------------------
                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220

FOR RELEASE TUESDAY, APRIL 4, 2006
----------------------------------

        Centennial Communications Announces Fiscal Third-Quarter Results;
        -----------------------------------------------------------------
         U.S. Wireless Postpaid Subscriber Growth Is Best in Five Years
         --------------------------------------------------------------

     o Fiscal third-quarter loss from continuing operations of $0.06 per diluted share, compared to income of $0.04 per diluted share from continuing operations in the prior-year quarter

     o Fiscal third-quarter consolidated adjusted operating income from continuing operations of $84.8 million, down 7 percent year-over-year from $90.9 million

     o Fiscal third-quarter consolidated revenue from continuing operations of $232.5 million, up 5 percent year-over-year from $221.8 million

WALL, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported a loss from continuing operations of $6.1 million, or $0.06 per diluted share, for the fiscal third quarter of 2006 as compared to income from continuing operations of $4.2 million, or $0.04 per diluted share, in the fiscal third quarter of 2005. The fiscal third quarter of 2006 included $18.6 million of costs related to the Company's strategic alternatives and recapitalization process. Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal third quarter was $84.8 million, as compared to $90.9 million for the prior-year quarter.

"Our empowered local teams continue to make important decisions in each of our regional markets, and we're seeing good progress as we measure the impact of our recent growth initiatives," said Michael J. Small, Centennial's chief executive officer. "Our U.S. wireless business reported its best quarter of subscriber growth in five years, while our Caribbean wireless franchise continues to chart a course for data leadership that's backed by the capabilities of our integrated network."

Centennial reported fiscal third-quarter consolidated revenue from continuing operations of $232.5 million, which included $109.9 million from U.S. wireless and $122.6 million from Caribbean operations. Consolidated revenue from continuing operations grew 5 percent versus the fiscal third quarter of 2005. The Company ended the quarter with 1.39 million total wireless subscribers, which compares to 1.20 million for the year-ago quarter and 1.34 million for the previous quarter ended November 30, 2005. The Company reported 329,400 total access lines and equivalents at the end of the fiscal third quarter, which compares to 294,100 for the year-ago quarter.

"We've taken the right long-term steps to support future cash flow growth across all of our businesses," said Centennial chief financial officer Thomas J. Fitzpatrick. "We'll continue to closely monitor our profitability and be disciplined about capital spending as we return to our path of deleveraging."

OTHER HIGHLIGHTS
----------------

     o On February 21, 2006, the Company updated its financial outlook for the 2006 fiscal year ending May 31, 2006. For the 2006 fiscal year, the Company now expects consolidated adjusted operating income (AOI) from continuing operations between $350 million and $360 million, including approximately a $9 million startup loss related to its recent launch of service in Grand Rapids and Lansing, MI. Centennial also now anticipates consolidated capital expenditures of approximately $150 million for fiscal 2006.


CENTENNIAL SEGMENT HIGHLIGHTS
-----------------------------

     U.S. Wireless Operations

     o Revenue was $109.9 million, a 13 percent increase from last year's third quarter, primarily driven by strong access and feature revenue related to an 11 percent increase in total subscribers. Roaming revenue increased 30 percent from the year-ago quarter as a result of increased traffic due to solid growth in GSM minutes. Despite growth during fiscal 2006, Centennial does not expect long-term growth in roaming revenue, and anticipates that roaming revenue will remain a small percentage of consolidated revenue in future periods.

     o AOI was $35.4 million, a 3 percent year-over-year decrease, representing an AOI margin of 32 percent. AOI growth was pressured during the quarter by increased customer acquisition costs due to strong customer activations, increased equipment expense associated with customer retention and GSM handset upgrades and costs related to increased minutes-of-use.

     o U.S. wireless ended the quarter with 638,600 total subscribers including 50,900 wholesale subscribers. This compares to 577,500 for the prior-year quarter including 33,100 wholesale subscribers and to 614,100 for the previous quarter ended November 30, 2005 including 48,200 wholesale subscribers. At the end of the fiscal third quarter, approximately 67 percent of U.S. retail wireless subscribers were on GSM calling plans. Postpaid retail subscribers increased 21,700 from the fiscal second quarter of 2006, supported by broad-based sales momentum across the Company's U.S. wireless markets.

     o Capital expenditures were $7.6 million for the fiscal third quarter as U.S. wireless continued to build out and improve its network in Grand Rapids and Lansing, MI.

     Caribbean Wireless Operations

     o Revenue was $89.3 million, a decline of 1 percent from the prior-year third quarter, driven primarily by lower access and airtime revenue in Puerto Rico.

     o Average revenue per user (ARPU) was $41, a 21 percent decline from the year-ago period, due to the continued impact of prepaid subscriber growth in the Dominican Republic and more aggressive marketing of companion rate plans in Puerto Rico. Postpaid ARPU in Puerto Rico was $68.

     o AOI totaled $32.8 million, a 9 percent year-over-year decrease, representing an AOI margin of 37 percent. AOI was unfavorably impacted by weak postpaid subscriber growth and higher bad debt expense resulting from increased involuntary churn in Puerto Rico.

     o Caribbean wireless ended the quarter with 750,500 subscribers, which compares to 618,300 for the prior-year quarter and to 724,100 for the previous quarter ended November 30, 2005. Customer growth benefited from solid prepaid subscriber growth in the Dominican Republic, partially offset by weak postpaid subscriber growth due to higher churn in both the Dominican Republic and Puerto Rico. Centennial continues to emphasize prepaid and hybrid plans in the Dominican Republic.

     o Capital expenditures were $15.2 million for the fiscal third quarter as Caribbean wireless continued the development and expansion of its wireless network.

     Caribbean Broadband Operations

     o Revenue was $36.3 million, a 2 percent year-over-year decrease. AOI was $16.6 million, a 10 percent decline from the year-ago period, representing an AOI margin of 46 percent. Revenue and AOI in the prior-year quarter benefited from approximately $2.5 million of inter-carrier compensation revenue that was related to prior years.

     o Switched access lines totaled approximately 68,500 at the end of the fiscal third quarter, an increase of 9,300 lines, or 16 percent from the prior-year quarter. Dedicated access line equivalents were 260,900 at the end of the fiscal third quarter, an 11 percent year-over-year increase.

     o    Wholesale   termination   revenue  was  $6.1  million,  a  50  percent
          year-over-year increase, primarily driven by an increase in southbound terminating traffic to the Dominican Republic.

     o Capital expenditures were $5.0 million for the fiscal third quarter as the Company continues to expand its broadband network infrastructure.



DEFINITIONS AND RECONCILIATION
------------------------------

(1) Adjusted operating income is defined as net (loss) income before income from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax benefit (expense), other income (expense), gain on sale of equity investment, loss on extinguishment of debt, interest expense, net, (loss) gain on disposition of assets, strategic alternatives/recapitalization costs and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

                                                     Three Months Ended        Nine Months Ended
                                                        February 28,             February 28,
                                                        ------------             ------------
                                                      2006       2005           2006       2005
                                                   ----------  ----------    ----------  ----------

Adjusted operating income.......................   $  84,796   $  90,914     $ 270,194   $ 272,269
Depreciation and amortization...................     (34,146)    (71,269)      (98,916)   (130,034)
Strategic alternatives/recapitalization costs...     (18,577)         --       (18,577)         --
(Loss) gain on disposition of assets............          (1)       (150)         (389)     14,782
                                                          --        ----          ----      ------
Operating income................................      32,072      19,495       152,312     157,017
Interest expense, net...........................     (44,913)    (37,163)     (113,393)   (110,580)
Loss on extinguishment of debt..................        (750)     (6,749)         (750)     (6,749)
Gain on sale of equity investment...............         652          --           652          --
Other income (expense)..........................         141         (83)         (704)     (2,165)
Income tax benefit (expense)....................       6,467      28,785       (21,601)     (4,034)
Minority interest in income of subsidiaries.....        (129)       (191)         (568)       (642)
Income from equity investments..................         400         137           845         427
Income from discontinued operations.............           -       3,758            65       4,526
                                                         ---       -----            --       -----
Net (loss) income...............................   $  (6,060)  $   7,989     $  16,858   $  37,800
                                                   ==========  =========     =========   =========


CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Tuesday, April 4, 2006. Callers can dial (800)
819-9193 to access the call. The conference call will also be simultaneously webcast on Centennial's Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Tuesday, April 4 through Tuesday, April 18 at both Centennial's Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 8116485 to access an audio replay of the conference call.

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                February 28, 2006
                      ($000's, except per subscriber data)


                                                             Three Months Ended        Nine Months Ended
                                                            Feb-06        Feb-05      Feb-06       Feb-05
                                                            ------        ------      ------       ------
U.S. WIRELESS
-------------

Postpaid Wireless Subscribers                                 568,600     526,200       568,600    526,200
Prepaid Wireless Subscribers                                   19,100      18,200        19,100     18,200
                                                               ------      ------        ------     ------
Retail Subscribers                                            587,700     544,400       587,700    544,400
Wholesale Subscribers                                          50,900      33,100        50,900     33,100
                                                               ------      ------        ------     ------
Total Wireless Subscribers                                    638,600     577,500       638,600    577,500
Total Wireless Gross Adds                                      62,100      55,300       168,500    140,300
Net Gain (Loss) - Retail Subscribers                           21,800        (500)       41,000    (10,600)
Net Gain - Wholesale Subscribers                                2,700      13,100        11,600     25,100
                                                                -----      ------        ------     ------
Net Gain - Total Subscribers                                   24,500      12,600        52,600     14,500
GSM as a % of Retail Subs                                       66.7%       26.6%         66.7%      26.6%
Revenue per Average Wireless Customer (1) (2)                     $63         $59           $65        $60
Retail Revenue per Average Wireless Customer (3)                  $53         $52           $53        $51
Roaming Revenue                                               $17,964     $13,776       $60,654    $40,128
Retail Penetration (4) (5)                                       6.9%        8.9%          6.9%       8.9%
Postpaid Churn - Wireless (6)                                    1.9%        2.3%          2.0%       2.2%
Prepaid & Postpaid Churn - Wireless (6)                          2.2%        2.6%          2.3%       2.5%
Monthly MOU's per Wireless Customer                               778         584           737        551
Cost to Acquire (7)                                              $265        $292          $301       $327
Capital Expenditures                                           $7,575     $14,472       $33,199    $40,005

CARIBBEAN

Postpaid Wireless Subscribers                                 415,200     407,700       415,200    407,700
Prepaid Wireless Subscribers                                  335,300     210,600       335,300    210,600
                                                              -------     -------       -------    -------
Total Wireless Subscribers                                    750,500     618,300       750,500    618,300
Total Wireless Gross Adds                                     141,600     133,900       388,600    299,200
Net Gain  - Wireless Subscribers                               26,400      74,900        91,700    122,100
Revenue per Average Wireless Customer (1)                         $41         $52           $43        $53
Penetration - Total Wireless (4)                                 5.8%        4.8%          5.8%       4.8%
Postpaid Churn - Wireless (6)                                    3.0%        2.5%          3.1%       2.4%
Prepaid  Churn - Wireless (6)                                    8.3%        5.9%          6.7%       6.9%
Prepaid & Postpaid Churn - Wireless (6)                          5.3%        3.5%          4.6%       3.6%
Monthly MOU's per Wireless Customer                               818         929           829        951
Fiber Route Miles - Continuing Operations                       1,241       1,169         1,241      1,169
Switched Access Lines                                          68,500      59,200        68,500     59,200
Dedicated Access Line Equivalents (8)                         260,900     234,900       260,900    234,900
On-Net Buildings                                                1,656       1,371         1,656      1,371
Capital Expenditures - Wireless Continuing Operations         $15,213     $17,310       $44,224    $43,115
Capital Expenditures - Broadband Continuing Operations         $5,008      $4,826       $16,109    $17,772
                                                               ------      ------       -------    -------
Capital Expenditures - Total Caribbean Continuing Operations  $20,221     $22,136       $60,333    $60,887
                                                              =======     =======       =======    =======

REVENUES

U.S. Wireless                                                $109,853     $97,227      $328,636   $298,256
                                                             --------     -------      --------   --------
Caribbean - Wireless                                          $89,309     $90,469      $277,281   $259,243
Caribbean - Broadband                                         $36,281     $37,188      $108,370   $103,819
Caribbean - Intercompany                                     ($2,978)    ($3,050)      ($8,999)   ($8,593)
                                                             -------     -------       -------    -------
Total Caribbean                                              $122,612    $124,607      $376,652   $354,469
                                                             --------    --------      --------   --------
Consolidated - Continuing Operations                         $232,465    $221,834      $705,288   $652,725
                                                             ========    ========      ========   ========

Adjusted Operating Income (9)

U.S. Wireless                                                 $35,425     $36,582      $116,266   $126,052
                                                              -------     -------      --------   --------
Caribbean - Wireless                                          $32,815     $35,910      $103,876   $102,091
Caribbean - Broadband                                         $16,556     $18,422       $50,052    $44,126
                                                              -------     -------       -------    -------
Total Caribbean                                               $49,371     $54,332      $153,928   $146,217
                                                              -------     -------      --------   --------
Consolidated - Continuing Operations                          $84,796     $90,914      $270,194   $272,269
                                                              =======     =======      ========   ========

NET DEBT

Total Debt Less Cash and Cash Equivalents                  $2,040,100  $1,495,900    $2,040,100 $1,495,900
                                                           ==========  ==========    ========== ==========

(1) Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average retail customers for such period.

(2) Revenue per average wireless customer for the nine months ended February 2005 includes $5.5 million of Universal Service Fund (USF) revenue related to prior periods. Revenue per average wireless customer excluding this $5.5 million of USF revenue is $59.

(3) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average retail customers for such period.

(4) The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.

(5) February 2006 includes approximately 2.5 million incremental POPs acquired during fiscal 2005.

(6) Churn is calculated by dividing the aggregate number of retail subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.

(7) Cost to acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.

(8) February 2006 excludes 50,400 dedicated access line equivalents related to a one-year contract for 25 OC-3 circuits.

(9) Adjusted operating income is defined as net (loss) income before income from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax benefit (expense), other income (expense), gain on sale of equity investment, loss on extinguishment of debt, interest expense, net, (loss) gain on disposition of assets, strategic alternatives/recapitalization costs and depreciation and amortization.

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                            Three Months Ended                Nine Months Ended
                                                       -----------------------------    -----------------------------
                                                         February 28,     February 28,    February 28,   February 28,
                                                           2006            2005             2006            2005
                                                       -------------    ------------    -------------   -------------

REVENUE:
     Service revenue                                   $    221,973     $   214,067     $    676,686    $    631,120
     Equipment sales                                         10,492           7,767           28,602          21,605
                                                       -------------    ------------    -------------   -------------
                                                            232,465         221,834          705,288         652,725
                                                       -------------    ------------    -------------   -------------

COSTS AND EXPENSES:
     Cost of services                                        51,440          41,722          151,103         123,806
     Cost of equipment sold                                  29,635          25,273           81,526          69,514
     Sales and marketing                                     25,236          23,601           77,270          70,228
     General and administrative                              59,935          40,324          143,772         116,908
     Depreciation and amortization                           34,146          71,269           98,916         130,034
     Loss (gain) on disposition of assets                         1             150              389         (14,782)
                                                       -------------    ------------    -------------   -------------
                                                            200,393         202,339          552,976         495,708
                                                       -------------    ------------    -------------   -------------

OPERATING INCOME                                             32,072          19,495          152,312         157,017
                                                       -------------    ------------    -------------   -------------

INTEREST EXPENSE, NET                                       (44,913)        (37,163)        (113,393)       (110,580)
LOSS ON EXTINGUISHMENT OF DEBT                                 (750)         (6,749)            (750)         (6,749)
GAIN ON SALE OF EQUITY INVESTMENT                               652               -              652               -
OTHER INCOME (EXPENSE)                                          141             (83)            (704)         (2,165)
                                                       -------------    ------------    -------------   -------------

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
         INCOME TAX BENEFIT (EXPENSE), MINORITY INTEREST
         IN INCOME OF SUBSIDIARIES AND INCOME FROM
         EQUITY INVESTMENTS                                 (12,798)        (24,500)          38,117          37,523

INCOME TAX BENEFIT (EXPENSE)                                  6,467          28,785          (21,601)         (4,034)
                                                       -------------    ------------    -------------   -------------

(LOSS) INCOME FROM CONTINUING OPERATIONS
         BEFORE MINORITY INTEREST IN INCOME
         OF SUBSIDIARIES AND INCOME FROM
         EQUITY INVESTMENTS                                  (6,331)          4,285           16,516          33,489

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                    (129)           (191)            (568)           (642)
INCOME FROM EQUITY INVESTMENTS                                  400             137              845             427
                                                       -------------    ------------    -------------   -------------

(LOSS) INCOME FROM CONTINUING OPERATIONS                     (6,060)          4,231           16,793          33,274

Discontinued operations:
Income                                                            -           1,280                -           2,767
Gain on disposition                                               -          62,625              100          62,625
Income tax expense                                                -         (60,147)             (35)        (60,866)
                                                       -------------    ------------    -------------   -------------
Net income from discontinued operations                           -           3,758               65           4,526
                                                       =============    ============    =============   =============

NET (LOSS) INCOME                                      $     (6,060)    $     7,989     $     16,858    $     37,800
                                                       =============    ============    =============   =============

EARNINGS PER SHARE:
     BASIC
      EARNINGS PER SHARE FROM CONTINUING OPERATIONS    $      (0.06)    $      0.04     $       0.16    $       0.32
      EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS  $          -     $      0.04     $       0.00    $       0.05
                                                       -------------    ------------    -------------   -------------
      NET INCOME PER SHARE                             $      (0.06)    $      0.08     $       0.16    $       0.37
                                                       =============    ============    =============   =============

     DILUTED
      EARNINGS PER SHARE FROM CONTINUING OPERATIONS    $      (0.06)    $      0.04     $       0.16    $       0.32
      EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS  $          -     $      0.04     $       0.00    $       0.04
                                                       -------------    ------------    -------------   -------------
      NET INCOME PER SHARE                             $      (0.06)    $      0.08     $       0.16    $       0.36
                                                       =============    ============    =============   =============

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
      BASIC                                                 104,889         103,471          104,475         103,332
                                                       =============    ============    =============   =============
      DILUTED                                               104,889         105,692          107,253         104,772
                                                       =============    ============    =============   =============

ABOUT CENTENNIAL

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with nearly 1.4 million wireless subscribers and 329,400 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please
visit         our          websites          http://www.centennialwireless.com/,
http://www.centennialpr.com/ and http://www.centennialrd.com/


SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our and our subsidiaries' substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; our ability to attract subscribers in our newly launched markets in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; the effect on our business of wireless local number portability, which allows customers to keep their wireless phone numbers when switching between service providers; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our U.S. wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; and the control of us retained by some of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

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